Exhibit 10.5
L.B. FOSTER COMPANY
Performance-Based Stock Award Retention Program
March 1, 2021 to February 28, 2026

The following sets forth the terms and conditions of the L.B. Foster Performance-Based Stock Award Retention Program (the “Program”), as approved by the Compensation Committee of the Board of Directors at the meeting on February 26, 2021.

I. TERMS AND CONDITIONS
a.All terms, unless defined herein, shall have the meanings ascribed to such terms in the L.B. Foster Company 2006 Omnibus Incentive Compensation Plan, as amended.

b.The Performance Period for this Program is a five-year period, beginning March 1, 2021 and ending no later than February 28, 2026.

c.All employees named in Schedule 1.0 of this Program (the “Participants”) shall be eligible for a stock award of up to 3,333 shares. A Participant who leaves the employ of the Company prior to any payout for any reason other than death or retirement shall not be eligible for any payout. Those Participants who retire or are deceased during the Performance Period of the Program shall be eligible for any payout earned during their active employment.

d.The value of the shares awarded at the time of a payout will be determined using a Monte Carlo Methodology.

e.Any changes to the terms and conditions of this Program, the Participants, or any other condition of the Program shall be at the sole discretion of the Board of Directors.

II. ACHIEVEMENT AND PAYOUT
a.The first 50% (1,666) of the shares shall be earned based on the achievement of a consecutive thirty (30) day average closing stock price of $25.00 for Company common stock on the Nasdaq Stock Exchange.

b.The remaining 50% (1,667) of the shares shall be earned based on the achievement of a consecutive thirty (30) day average closing stock price of $30.00 for Company common stock on the Nasdaq Stock Exchange.

c.Any shares earned (50% or 100%) prior to the third anniversary of the grant (March 1, 2024) shall not be issued until the third anniversary of the date of this award. If earned before March 1, 2024, the shares earned shall be issued on that third anniversary date. If either tranche of shares is earned between the third anniversary and the expiration of this Plan, such shares earned shall be paid immediately upon achievement of the named stock price for the thirty (30) day period.

d.The Performance period for this program will end on February 28, 2026. If the minimum level of achievement outlined in Section IIa above is not achieved, Participants will not be eligible for any payout.

III. OTHER TERMS AND CONDITIONS

    The terms and conditions of the Program and awards made hereunder are set forth in Appendix A which is attached hereto and made a part hereof.

    IN WITNESS WHEREOF, the undersigned hereby certifies that the foregoing Performance-Based Stock Award Retention Program was approved by the Compensation Committee of the Board of Directors.

                            ________________________________
                            Robert S. Purgason
                            Chairman, Compensation Committee

                            ________________________________
                            Date

Schedule 1.0

Participant	Title
Patrick J. Guinee	SVP and General Counsel

John F. Kasel	SVP and Chief Operating Officer

Brian H. Kelly	SVP, HR & Administration

James M. Kempton	Controller and Chief Accounting Officer

Gregory W. Lippard	SVP, Rail Technology and Services

William M. Thalman	SVP and Chief Financial Officer

William F. Treacy	SVP, Infrastructure Solutions

APPENDIX A
TERMS AND CONDITIONS APPLICABLE TO
L.B. FOSTER COMPANY PERFORMANCE-BASED STOCK AWARD RETENTION PROGRAM

1. Dividends. Performance-based stock awards hereunder will not be credited with dividends that are paid on the Company's Common Stock.
2.Tax Consequences/Withholding.
i.It is intended that: (i) a Participant's performance-based stock award hereunder shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Section 409A and 3121(v)(2) of the Code; and (ii) a Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of "property" within the meaning of Code Section 83.
ii.Participant acknowledges that any income for foreign, federal, state or local income tax purposes, including payroll taxes, that the Participant is required to recognize on account of the vesting of the performance-based stock award and/or issuance of the shares of Common Stock under this award to Participant shall be subject to withholding of tax by the Company. In accordance with administrative procedures established by the Company, in order to satisfy Participant’s minimum statutory withholding tax obligations, if any, on account of the vesting of the performance-based stock award and/or issuance of shares of Common Stock under this award, the Company will withhold from the performance-based stock to be issued to the Participant a sufficient number of whole shares distributable in connection with this award equal to the applicable minimum statutory withholding tax obligation.
iii.This Program is intended to be excepted from coverage under Section 409A and shall be construed accordingly. Notwithstanding any provision of this Program to the contrary, if any benefit provided under this Program is subject to the provisions of Section 409A, the provisions of the Program will be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). Notwithstanding, Section 409A may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Program or the Plan shall be construed to obligate the Compensation Committee, the Company or any Subsidiary for any such taxes or other charges
3. Non-Competition.
a.The Participants hereunder agree that this Section  is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company's trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to Participants and other employees of the Company. The Participants acknowledge and recognize the highly competitive nature of the business of the Company and its Subsidiaries and accordingly agree that during the term of each of their employment and for a period of two (2) years after the termination thereof:

i.The Participants will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Subsidiaries, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Subsidiaries conducted business;
ii.The Participants will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Subsidiaries in any line of business conducted by the Company or any of its subsidiaries;
iii.The Participants will not directly or indirectly induce any employee of the Company or any of its Subsidiaries to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 11(a)(i) or (2) terminate such employee's employment with the Company or any of its Subsidiaries. Moreover, the Participants will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Subsidiaries) to any person who was employed by the Company or any of its Subsidiaries unless such person shall have ceased to be employed by the Company or any of its Subsidiaries for a period of at least 12 months; and
iv.The Participants will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a)(i-iii) above.
b.It is expressly understood and agreed that although the Participants and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Program is an unenforceable restriction against any Participant, the provisions of this Program shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Program is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 11 shall be extended by any amount of time that a Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.
4.Confidential Information and Trade Secrets. The Participants and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Subsidiaries, constitute proprietary confidential information and trade secrets. Accordingly, the Participants will not at any time during or after a Participant's employment with the Company (including any

Subsidiary) disclose or use for such Participant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Subsidiaries or which is generally known to the industry or the public other than as a result of such Participant's breach of this covenant. The Participants agree that upon termination of employment with the Company (including any Subsidiary) for any reason, the Participants will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Subsidiaries, except that the Participants may retain personal notes, notebooks and diaries. The Participants further agree that the Participants will not retain or use for their own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Subsidiaries.
5.Remedies; Forfeiture; Recoupment.
a.The Participants acknowledge that a violation or attempted violation on a Participant's part of Non-Competition and Confidential Information and Trade Secrets covenants (the “Covenants”) hereunder will cause irreparable damage to the Company and its Subsidiaries, and the Participants therefore agree that the Company and its Subsidiaries shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participants or a Participant's employees, partners or agents. The Participants agree that such right to an injunction is cumulative and in addition to whatever other remedies the Company (including any Subsidiary) may have under law or equity, and the Participants' obligations to make timely payment to the Company as set forth in Section 13(b) of this Program. The Participants further acknowledge and agree that a Participant's award shall be cancelled and forfeited without payment by the Company if such Participant breaches any of his or her obligations contained in the Covenants set forth herein.
b.At any point after becoming aware of a breach of any obligation set forth in the Covenants of this Program, the Company shall provide notice of such breach to a Participant. By agreeing to participate in this Program, the Participants agree that within ten (10) days after the date the Company provides such notice, a Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of such Participant under this Program within the six (6) months prior to the date of the earliest breach. The Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Program, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from a Participant's breach of the obligations set forth in Sections 11 and 12. The Participants agree that timely payment to the Company as set forth in this provision of the Program is reasonable and necessary because the compensatory damages that will result from breaches of the Covenants cannot readily be ascertained. Further, the Participants agree that timely payment to the Company as set forth in this provision of the Program is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 13.
c.All awards granted hereunder are made subject to the L.B. Foster Executive Recoupment Policy which is incorporated herein by reference (the “Policy.”) The Policy provides for the clawback by the Company and repayment by the Participant of cash awards paid hereunder in the event of an accounting restatement applicable to any financial reporting period within the Performance Period due to material noncompliance of the Company with any financial reporting requirement under the securities or other applicable laws.
6.Assignment/Nonassignment.
a.The Company shall have the right to assign this Program, and the Participants agree to remain obligated by all provisions of this Program that are assigned to any successor, assign or surviving entity. The obligations of the Company under the Program shall be binding upon the successors and assigns of the Company. Any successor to the Company is an intended third party beneficiary of this Program.
b.The awards shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a "Transfer") in any manner, other than by will or the laws of descent and distribution. Any attempt by a Participant to Transfer the award in violation of the terms of the Program shall render the Performance Share Units null and void, and result in the immediate forfeiture of such award, without payment by the Company or any Subsidiary.
7.Impact on Benefit Plans. Issuances under the Program shall not be considered as earnings for purposes of the Company's and/or Affiliate's qualified retirement plans or any such retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.
8.Changes in Stock. In the event of a stock split, stock dividend, or similar event, the awards and the shares of Company common stock on which the average consecutive stock price targets are based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 409A.
9.Governing Law, Jurisdiction, and Venue.
a.This Program shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law.
b.Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Program (whether such action or proceeding arises under contract, tort, equity or otherwise). Participant hereby irrevocably waives any objection which Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
c.Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
d.Provided that the Company commences any such action or proceeding in the courts identified hering, Participant irrevocably waives Participant's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Participant agrees to reimburse the Company for all of the attorney fees and costs it incurs to oppose Participant's efforts to challenge or object to litigation proceeding in the courts identified in Section 17(b) with respect to actions arising out of or relating to this Program (whether such actions arise under contract, tort, equity or otherwise).
10.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Program shall in no way be construed to be a waiver of such provision or of any other provision hereof.
11.Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
12.Funding. The Program is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Program or the Plan and no action taken pursuant to the provisions of this Program or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.
13.Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.
14.Amendment or Termination of this Program. This Program may be modified, amended, suspended or terminated by the Board at any time. Notwithstanding the foregoing or any provision of this Program to the contrary, the Board may, in the sole discretion and without the Participants’ consent, modify or amend the terms of the Program or a grant, or take any other action it deems necessary or advisable, to cause the Program to comply with Section 409A. Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Board, and a Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Program document.